Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 10, 2002

Ladies and Gentlemen:

We have read the first four (4) paragraphs of Item 4 included in the Report on Form 8-K, dated May 8, 2002 of
Edison International, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/  ARTHUR ANDERSEN LLP
--------------------------
Arthur Andersen LLP

cc:      Theodore F. Craver, Jr.
         Senior Vice President, Chief
         Financial Officer and Treasurer
         Edison International